CERTIFICATE OF DESIGNATION, POWERS,
PREFERENCES AND RIGHTS
OF
SERIES A PREFERRED STOCK
OF
NEW DESIGN CABINETS, INC.

a Nevada corporation

Pursuant to Section 78.1955 of the General Corporation Law of the State of Nevada, the undersigned, Luis Goyzueta, being the President of New Design Cabinets, Inc. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Nevada, DOES HEREBY CERTIFY that the following resolution was duly adopted by the Board of Directors of the Corporation (the “Board of Directors”) by unanimous written consent:

RESOLVED, that, pursuant to the authority expressly granted to and vested in the Board of Directors by the provisions of the Corporation’s Amended and Restated Articles of Incorporation (the “Articles”), the Board of Directors hereby creates a series of the preferred stock of this Corporation (the “Series A Preferred Stock”), which Series A Preferred Stock (a) shall be designated “Series A Convertible Preferred Stock”, (b) shall have a par value equal to $.001, (c) shall consist of fifteen million (15,000,000) authorized shares and (d) shall have the following powers, designations, preferences and relative, participating, optional and other rights, qualifications, limitations, or restrictions (in addition to those provisions set forth in the Articles which are applicable to the Series A Preferred Stock):

1. Definitions. Capitalized terms used herein and not otherwise defined herein shall have the following definitions:

a. “Certificate of Designation” shall mean this Certificate of Designations, Powers, Preferences and Rights of Series A Preferred Stock of the Corporation.

b. “Common Stock” shall mean the common stock, $.001 par value, of the Corporation.

c. “Conversion Price” shall mean $0.70 per share for the Series A Preferred Stock (subject to adjustment from time to time for Recapitalizations and as otherwise set forth elsewhere herein).

d. “Convertible Securities” shall mean any evidences of indebtedness, shares or other securities convertible into or exchangeable for Common Stock.

e. “Distribution” shall mean the transfer of cash or other property without consideration whether by way of dividend or otherwise, other than dividends on Common Stock payable in Common Stock, or the purchase or redemption of shares of the Corporation for cash or property other than: (i) repurchases of Common Stock issued to or held by employees, officers, directors or consultants of the Corporation or its subsidiaries upon termination of their employment or services pursuant to agreements providing for the right of said repurchase, (ii) repurchases of Common Stock issued to or held by employees, officers, directors or consultants of the Corporation or its subsidiaries pursuant to rights of first refusal contained in agreements providing for such right, (iii) a repurchase of capital stock of the Corporation in connection with the settlement of disputes with any stockholder, and (iv) any other repurchase or redemption of capital stock of the Corporation approved by the holders of the Common and Preferred Stock of the Corporation voting as separate classes.

f. “Dividend Rate” shall mean an annual rate of ten percent (10%) of the Original Issue Price (subject to adjustment from time to time for Recapitalizations as set forth elsewhere herein).

g. “Liquidation Preference” shall mean one hundred fifty percent (150%) of the Original Issue Price.

h. “Options” shall mean rights, options or warrants to subscribe for, purchase or otherwise acquire Common Stock or Convertible Securities.

i. “Original Issue Price” shall mean $0.70 per share for the Series A Preferred Stock (subject to adjustment from time to time for Recapitalizations as set forth elsewhere herein).

j. “Recapitalization” shall mean any stock dividend, stock split, combination of shares, reorganization, recapitalization, reclassification or other similar event.

2. Dividends.  In any calendar year, the holders of outstanding shares of Series A Preferred Stock shall be entitled to receive dividends, when, as and if declared by the Board of Directors, out of any assets at the time legally available therefor, at the Dividend Rate payable in preference and priority to any declaration or payment of any Distribution on Common Stock in such calendar year. Dividends on the Series A Preferred Stock shall accumulate (on a daily basis) from the date that the holders thereof have tendered payment (the “Issue Date”), in whole or in part, to the Corporation for such shares based upon the actual amount of cash consideration paid and shall be cumulative so that no Distribution may be paid on the Common Stock until accumulated dividends, if any, have been paid or declared and set apart for payment as to each outstanding share of Series A Preferred Stock. In the event any shares of Series A Preferred Stock are converted pursuant to Section 6, any accumulated but unpaid dividends on such shares of Series A Preferred Stock shall be paid in cash or, to the extent permitted by Nevada law and in the sole and absolute discretion of the Board of Directors, in Common Stock or Convertible Securities to be issued to the holder of Series A Preferred Stock upon conversion. If such accumulated and unpaid dividends are paid through the issuance of securities in accordance with the preceding sentence, the number of shares of Common Stock or Convertible Securities, as the case may be, to be issued in connection therewith shall be determined by dividing (a) the sum of all accumulated but unpaid dividends for the shares of Series A Preferred Stock being converted by a holder, by (b) the Conversion Price then in effect.

3. Additional Dividends. After the payment or setting aside for payment of the dividends described in Section 2, any additional dividends declared or paid in any fiscal year shall be declared or paid among the holders of the Series A Preferred Stock and Common Stock then outstanding in proportion to the greatest whole number of shares of Common Stock which would be held by each such holder if all shares of Series A Preferred Stock were converted at the then-effective Conversion Rate (as defined in Section 6.a.).

4. Non-Cash Distributions. Whenever a Distribution provided for in this Certificate of Designation shall be payable in property other than cash, the value of such Distribution shall be deemed to be the fair market value of such property as determined in good faith by the Board of Directors.

5. Liquidation Rights.

a. Liquidation Preference. In the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, the holders of the Series A Preferred Stock shall be entitled to receive, prior and in preference to any Distribution of any of the assets of the Corporation to the holders of the Common Stock by reason of their ownership of such stock, an amount per share for each share of Series A Preferred Stock held by them equal to the sum of (i) the Liquidation Preference specified for such share of Series A Preferred Stock and (ii) all accumulated and unpaid dividends (if any) on such share of Series A Preferred Stock. If upon the liquidation, dissolution or winding up of the Corporation, the assets of the Corporation legally available for distribution to the holders of the Series A Preferred Stock are insufficient to permit the payment to such holders of the full amounts specified in this Section 5.a., then the entire assets of the Corporation legally available for distribution shall be distributed with equal priority and pro rata among the holders of the Series A Preferred Stock in proportion to the full amounts they would otherwise be entitled to receive pursuant to this Section 5.a.

b. Remaining Assets. After the payment to the holders of Series A Preferred Stock of the full preferential amounts specified above, the entire remaining assets of the Corporation legally available for distribution by the Corporation shall be distributed with equal priority and pro rata among the holders of the Series A Preferred Stock and Common Stock in proportion to the number of shares of Common Stock held by them, with the shares of Series A Preferred Stock being treated for this purpose as if they had been converted into shares of Common Stock at the then applicable Conversion Rate.

6. Conversion. The holders of the Series A Preferred Stock shall have conversion rights as follows (the “Conversion Rights”):

a. Optional Conversion. Each share of Series A Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such shares at the office of the Corporation or any transfer agent for the Series A Preferred Stock, into that number of fully-paid, nonassessable shares of Common Stock determined by dividing the Original Issue Price by the Conversion Price; provided however, if the holder of Series A Preferred Stock elects to convert such shares upon the consummation of a financing (whether debt or equity) or multiple financings led by one or more institutional investors whereby an aggregate amount of $25.0 million, net of offering expenses, is received by the Corporation, in one or multiple closings (each a “Financing”), then each share of Series A Preferred Stock shall be converted into that number of fully-paid, nonassessable shares of Common Stock or Convertible Securities issued by the Corporation at the first closing of such Financing determined by dividing the product of 1.5 times the Original Issue Price by the Conversion Price. The number of securities into which each share of Series A Preferred Stock may be converted is hereinafter referred to as the “Conversion Rate”. Upon any decrease or increase in the Conversion Price for the Series A Preferred Stock, as described in this Section 6.a., the Conversion Rate shall be appropriately increased or decreased.

b. Automatic Conversion. Each share of Series A Preferred Stock shall automatically be converted into fully-paid, non-assessable shares of Common Stock at the then effective Conversion Rate on the one hundred twentieth (120th) consecutive day upon which the Common Stock shall have traded above $2.00 per share on the Electronic Over-the-Counter Bulletin Board system; provided, however, in no event shall the Series A Preferred Stock automatically be converted into shares of Common Stock until nine (9) months from the date of this Certificate of Designation (the “Automatic Conversion Event”).

c. Mechanics of Conversion. No fractional shares shall be issued upon conversion of Series A Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the then fair market value of such share as determined by the Board of Directors. For such purpose, all shares of Series A Preferred Stock held by each holder of Series A Preferred Stock shall be aggregated, and any resulting fractional share shall be paid in cash. Before any holder of Series A Preferred Stock shall be entitled to convert the same, and to receive certificates therefor, he shall either (i) surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for the Series A Preferred Stock or (ii) notify the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and execute an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates, and shall give written notice to the Corporation at such office that he elects to convert the same; provided, however, that on the date of the Automatic Conversion Event, the outstanding shares of Series A Preferred Stock shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent; provided further, however, that the Corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon the Automatic Conversion Event unless either the certificates evidencing such shares of Series A Preferred Stock are delivered to the Corporation or its transfer agent as provided above, or the holder notifies the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates. On the date of the occurrence of the Automatic Conversion Event, each holder of record of shares of Series A Preferred Stock shall be deemed to be the holder of record of the Common Stock issuable upon such conversion, notwithstanding that the certificates representing such shares of Series A Preferred Stock shall not have been surrendered at the office of the Corporation, that notice from the Corporation shall not have been received by any holder of record of shares of Series A Preferred Stock, or that the certificates evidencing such shares of Common Stock shall not then be actually delivered to such holder.

The Corporation shall, as soon as practicable after such delivery, or after such agreement and indemnification, issue and deliver at such office to such holder of Series A Preferred Stock, a certificate or certificates for the number of shares to which he shall be entitled as aforesaid and a check payable to the holder in the amount of any cash amounts payable as the result of a conversion into fractional shares, plus any declared and unpaid dividends on the converted Series A Preferred Stock. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Series A Preferred Stock to be converted, and the person or persons entitled to receive the shares issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares on such date; provided, however, that if the conversion is in connection with an underwritten offer of securities registered pursuant to the Securities Act of 1933, as amended, or a merger, sale, financing, or liquidation of the Corporation or other event, the conversion may, at the option of any holder tendering Series A Preferred Stock for conversion, be conditioned upon the closing of such transaction or upon the occurrence of such event, in which case the person(s) entitled to receive the shares issuable upon such conversion of the Series A Preferred Stock shall not be deemed to have converted such Series A Preferred Stock until immediately prior to the closing of such transaction or the occurrence of such event.

d. Adjustments to Conversion Price for Diluting Issues.

i. Special Definition. For purposes of this Section 6.d., “Additional Shares of Common” shall mean all shares of Common Stock issued (or, pursuant to Section 6.d.ii., deemed to be issued) by the Corporation after the filing of this Certificate of Designation, other than issuances or deemed issuances of:

(1) securities issued upon the conversion of Series A Preferred Stock;

(2) shares of Common Stock and options, warrants or other rights to purchase Common Stock issued to employees, officers or directors of, or consultants or advisors to the Corporation or any subsidiary in accordance with plans approved by the Board of Directors;

(3) all shares of Common Stock issued and outstanding on the date hereof, and all warrants to purchase Common Stock (and Common Stock issuable upon exercise of such warrants) granted as of the date hereof;

(4) securities issued or issuable as a dividend or distribution on the Series A Preferred Stock or pursuant to any event for which adjustment is made pursuant to paragraph 6.e., 6.f. or 6.g. hereof;

(5) shares of Common Stock issued or issuable to banks, equipment lessors or other financial institutions pursuant to a debt financing or commercial leasing transaction approved by the Board of Directors;

(6) shares of Common Stock issued or issuable pursuant to the acquisition of another corporation by the Corporation by merger, purchase of substantially all of the assets or other reorganization or to a joint venture agreement, provided, that such issuances are approved by the Board of Directors; or

(7) shares of Common Stock that are otherwise excluded from the definition of Additional Shares of Common by the vote or written consent of holders of a majority in interest of the Series A Preferred Stock.

ii. Deemed Issue of Additional Shares of Common. In the event the Corporation at any time or from time to time after the Issue Date shall issue any Options or Convertible Securities or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of shares (as set forth in the instrument relating thereto without regard to any provisions contained therein for a subsequent adjustment of such number) of Common Stock issuable upon the exercise of such Options or, in the case of Convertible Securities, the conversion or exchange of such Convertible Securities or, in the case of Options for Convertible Securities, the exercise of such Options and the conversion or exchange of the underlying securities, shall be deemed to have been issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date, provided that in any such case in which shares are deemed to be issued:

(1) no further adjustment in the Conversion Price of the Series A Preferred Stock shall be made upon the subsequent issue of Convertible Securities or shares of Common Stock in connection with the exercise of such Options or conversion or exchange of such Convertible Securities;

(2) if such Options or Convertible Securities by their terms provide, with the passage of time or otherwise, for any change in the consideration payable to the Corporation or in the number of shares of Common Stock issuable upon the exercise, conversion or exchange thereof (other than a change pursuant to the anti-dilution provisions of such Options or Convertible Securities such as this Section 6.d. or pursuant to Recapitalization provisions of such Options or Convertible Securities such as Sections 6.e., 6.f. and 6.g. hereof), the Conversion Price of the Series A Preferred Stock and any subsequent adjustments based thereon shall be recomputed to reflect such change as if such change had been in effect as of the original issue thereof (or upon the occurrence of the record date with respect thereto);

(3) no readjustment pursuant to clause (2) above shall have the effect of increasing the Conversion Price of the Series A Preferred Stock to an amount above the Conversion Price that would have resulted from any other issuances of Additional Shares of Common and any other adjustments provided for herein between the original adjustment date and such readjustment date;

(4) upon the expiration of any such Options or any rights of conversion or exchange under such Convertible Securities which shall not have been exercised, the Conversion Price of the Series A Preferred Stock computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto) and any subsequent adjustments based thereon shall, upon such expiration, be recomputed as if:

(a) in the case of Convertible Securities or Options for Common Stock, the only Additional Shares of Common issued were the shares of Common Stock, if any, actually issued upon the exercise of such Options or the conversion or exchange of such Convertible Securities and the consideration received therefor was the consideration actually received by the Corporation for the issue of such exercised Options plus the consideration actually received by the Corporation upon such exercise or for the issue of all such Convertible Securities which were actually converted or exchanged, plus the additional consideration, if any, actually received by the Corporation upon such conversion or exchange, and

(b) in the case of Options for Convertible Securities, only the Convertible Securities, if any, actually issued upon the exercise thereof were issued at the time of issue of such Options, and the consideration received by the Corporation for the Additional Shares of Common deemed to have been then issued was the consideration actually received by the Corporation for the issue of such exercised Options, plus the consideration deemed to have been received by the Corporation (determined pursuant to Section 6.d.iv. upon the issue of the Convertible Securities with respect to which such Options were actually exercised; and

(5) if such record date shall have been fixed and such Options or Convertible Securities are not issued on the date fixed therefor, the adjustment previously made in the Conversion Price which became effective on such record date shall be canceled as of the close of business on such record date, and thereafter the Conversion Price shall be adjusted pursuant to this Section 6.d.ii. as of the actual date of their issuance.

iii. Adjustment of Conversion Price Upon Issuance of Additional Shares of Common. In the event this Corporation shall issue Additional Shares of Common (including Additional Shares of Common deemed to be issued pursuant to Section 6.d.ii.) without consideration or for a consideration per share less than the Conversion Price in effect on the date of and immediately prior to such issue, then, the Conversion Price shall be reduced, concurrently with such issue, to the consideration per share received by the Corporation for such Additional Shares of Common. Notwithstanding the foregoing, the Conversion Price shall not be reduced at such time if the amount of such reduction would be less than $0.01, but any such amount shall be carried forward, and a reduction will be made with respect to such amount at the time of, and together with, any subsequent reduction which, together with such amount and any other amounts so carried forward, equal $0.01 or more in the aggregate. For the purposes of this Section 6.d.iii., all securities issuable upon conversion of all outstanding shares of Series A Preferred Stock and the exercise and/or conversion of any other outstanding Convertible Securities and all outstanding Options shall be deemed to be outstanding.

iv. Determination of Consideration. For purposes of this Section 6.d., the consideration received by the Corporation for the issue (or deemed issue) of any Additional Shares of Common shall be computed as follows:

(1) Cash and Property. Such consideration shall:

(a) insofar as it consists of cash, be computed at the price paid for such securities and received by the Corporation before deducting any reasonable discounts, commissions or other expenses allowed, paid or incurred by the Corporation for any underwriting or otherwise in connection with such issuance;

(b) insofar as it consists of property other than cash, be computed at the fair market value thereof at the time of such issue, as determined in good faith by the Board of Directors; and

(c) in the event Additional Shares of Common are issued together with other shares or securities or other assets of the Corporation for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses (a) and (b) above, as reasonably determined in good faith by the Board of Directors.

(2) Options and Convertible Securities. The consideration per share received by the Corporation for Additional Shares of Common deemed to have been issued pursuant to Section 6.d.ii. shall be determined by dividing:

(a) the total amount, if any, received or receivable by the Corporation as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities; by

(b) the maximum number of shares of Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities.

e. Adjustments for Subdivisions or Combinations of Common Stock. In the event the outstanding shares of Common Stock shall be subdivided (by stock split, by payment of a stock dividend or otherwise), into a greater number of shares of Common Stock, the Conversion Price in effect immediately prior to such subdivision shall, concurrently with the effectiveness of such subdivision, be proportionately decreased. In the event the outstanding shares of Common Stock shall be combined (by reclassification or otherwise) into a lesser number of shares of Common Stock, the Conversion Price in effect immediately prior to such combination shall, concurrently with the effectiveness of such combination, be proportionately increased.

f. Adjustments for Subdivisions or Combinations of Preferred Stock. In the event the outstanding shares of Series A Preferred Stock shall be subdivided (by stock split, by payment of a stock dividend or otherwise), into a greater number of shares of Series A Preferred Stock, the Dividend Rate, Original Issue Price and Liquidation Preference in effect immediately prior to such subdivision shall, concurrently with the effectiveness of such subdivision, be proportionately decreased. In the event the outstanding shares of Series A Preferred Stock shall be combined (by reclassification or otherwise) into a lesser number of shares of Series A Preferred Stock, the Dividend Rate, Original Issue Price and Liquidation Preference in effect immediately prior to such combination shall, concurrently with the effectiveness of such combination, be proportionately increased.

g. Adjustments for Reclassification, Exchange and Substitution. Subject to Section 5 (Liquidation Rights) above, if the securities issuable upon conversion of the Series A Preferred Stock shall be changed into the same or a different number of shares of any other class or classes of stock, whether by capital reorganization, reclassification or otherwise (other than a subdivision or combination of shares provided for above), then, in any such event, in lieu of the number of securities which the holders would otherwise have been entitled to receive each holder of Series A Preferred Stock shall have the right thereafter to convert his shares of Series A Preferred Stock into a number of shares of such other class or classes of stock which a holder of the number of securities deliverable upon conversion of Series A Preferred Stock immediately before that change would have been entitled to receive in such reorganization or reclassification, all subject to further adjustment as provided herein with respect to such other securities.

h. No Impairment. The Corporation will not through any reorganization, transfer of assets, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation but will at all times in good faith assist in the carrying out of all the provisions of this Section 6 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of Series A Preferred Stock against impairment. Notwithstanding the foregoing, nothing in this Section 6.h. shall prohibit the Corporation from amending the Articles with the requisite consent of its stockholders and the Board of Directors.

i. Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Price pursuant to this Section 6, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Series A Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Series A Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the Conversion Price at the time in effect and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of Series A Preferred Stock.

j. Waiver of Adjustment of Conversion Price. Notwithstanding anything herein to the contrary, any downward adjustment of the Conversion Price may be waived by the consent or vote of the holders of the majority of the outstanding shares of Series A Preferred Stock either before or after the issuance causing the adjustment.

k. Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock solely for the purpose of effecting the conversion of the shares of the Series A Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all then outstanding shares of the Series A Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series A Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

7. Voting.

a. No Separate Class Voting. Except as otherwise expressly provided herein or as required by law, the holders of Series A Preferred Stock and the holders of Common Stock shall vote together and not as separate classes.

b. Preferred Stock. Each holder of Series A Preferred Stock shall be entitled to the number of votes equal to the number of shares of Common Stock into which the shares of Series A Preferred Stock held by such holder could be converted as of the record date. The holders of shares of the Series A Preferred Stock shall be entitled to vote on all matters on which the Common Stock shall be entitled to vote. Holders of Series A Preferred Stock shall be entitled to notice of any stockholders’ meeting in accordance with the Bylaws of the Corporation. Fractional votes shall not, however, be permitted and any fractional voting rights resulting from the above formula (after aggregating all shares into which shares of Series A Preferred Stock held by each holder could be converted), shall be disregarded.

8. Amendments and Changes. As long as any of the Series A Preferred Stock shall be issued and outstanding, the Corporation shall not, without first obtaining the approval (by vote or written consent as provided by law) of the holders of more than 50% of the outstanding shares of the Series A Preferred Stock:

a. amend, alter or repeal any provision of the Articles or the Bylaws of the Corporation (including pursuant to a merger) if such action would adversely alter the rights, preferences, privileges or powers of, or restrictions provided for the benefit of the Series A Preferred Stock;

b. increase or decrease (other than for decreases resulting from conversion of the Series A Preferred Stock) the authorized number of shares of Series A Preferred Stock;

c. authorize or create (by reclassification, merger or otherwise) any new class or series of shares having rights, preferences or privileges with respect to dividends or payments upon liquidation senior to or on a parity with Series A Preferred Stock or having voting rights other than those granted to the Series A Preferred Stock generally;

d. enter into any transaction or series of related transactions deemed to be a liquidation, dissolution or winding up of the Corporation pursuant to Section 5 above;

e. authorize a merger, acquisition or sale of substantially all of the assets of the Corporation or any of its subsidiaries (other than a merger exclusively to effect a change of domicile of the Corporation);

f. voluntarily liquidate or dissolve;

g. except in the ordinary course of business, borrow any money, or otherwise incur any indebtedness, other than pursuant to the Corporation’s bridge note financing for up to $5.0 million that is anticipated to close promptly following the date of this Certificate of Designation; or

h. amend this Section 8.

9. Reissuance of Preferred Stock. In the event that any shares of Series A Preferred Stock shall be converted pursuant to Section 6 or otherwise repurchased by the Corporation, the shares so converted or repurchased shall be cancelled and shall not be issuable by this Corporation.

10. Notices. Any notice required by the provisions of this Certificate of Designation to be given to the holders of Series A Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at such holder’s address appearing on the books of the Corporation.

11. Headings of Sections. The headings of the various sections hereof are for convenience of reference only and shall not affect the interpretation of any of the provisions hereof.

12. Severability of Provisions. If any power, preference, right, qualification, limitation or restriction of the Series A Preferred Stock set forth in this Certificate of Designation (as it may be amended from time to time) is invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, all other powers, preferences, rights, qualifications, limitations and restrictions set forth in this Certificate of Designation (as so amended) which can be given effect without the invalid, unlawful or unenforceable power, preference, right, qualification, limitation or restriction shall, nevertheless, remain in full force and effect, and no power, preference, right, qualification, limitation or restriction herein set forth shall be deemed dependent upon any other such power, preference, right, qualification, limitation or restriction unless so expressed herein.

IN WITNESS WHEREOF, the undersigned has subscribed this document on the date set forth below and does hereby affirm, under the penalty of perjury, that the statements contained therein have been examined by him and are true and correct.

Dated: ____________, 2007	NEW DESIGN CABINETS, INC.,
a Nevada corporation

Name: Luis Goyzueta
Title: President